EXHIBIT 99.2

BUFFALO WILD WINGS, INC.

SCRIPT FOR FEBRUARY 10, 2005 CONFERENCE CALL

Operator

Good afternoon ladies and gentlemen and thank you for standing by. Welcome to the Buffalo Wild Wings Fourth Quarter and Full Year 2004 Conference Call. At this time, all participants are in a listen-only mode. After formal remarks, management will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions. If anyone has any difficulties hearing the conference, please press star zero for operator assistance at any time. I would like to remind everyone that this conference call is being recorded. Also, a script of the presentation portion of this conference call will be posted on our website and will be filed as an exhibit on Form 8-K. I will now turn the conference call over to Jim Schmidt, General Counsel and Senior Vice President of Buffalo Wild Wings. Thank you.

Jim Schmidt – Buffalo Wild Wings, Inc. – General Counsel and SVP

Before we get started I remind you that during the course of this call, various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include the assumptions underlying or relating to any such statements. These statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties including, without limitation, the actual number of restaurants that open during the first quarter and full year of 2005, the sales at existing and new company-owned and franchised restaurants, our ability to successfully operate in new markets, the cost of fresh chicken wings, the success of our marketing initiatives, our ability to control other restaurant operating costs and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission that could cause actual results to differ materially from those described in the forward-looking statements. In any such forward-looking statement, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will be achieved. We undertake no obligation to update forward-looking statements made in this conference call to reflect circumstances after the date of this call.

At various times during this call we are going to be discussing information regarding unit counts, same store sales and average weekly sales volume. Our management team believes such information is an important measure of our performance and is useful in assessing consumer acceptance of our concept. Franchise information also provides an understanding of our revenues as franchise royalties and fees are based on the opening of franchised units and their sales. However, these sales measures are not prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP, and may not be comparable to sales measures as defined or used by other companies. Please refer to the script posted on our website for an exhibit that contains a reconciliation of any non-GAAP financial measures.

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I will now turn the call to Mary Twinem, Chief Financial Officer and Executive Vice President of Buffalo Wild Wings.

Mary Twinem - Buffalo Wild Wings, Inc. - CFO and EVP

Good afternoon everyone and thank you for joining us on this conference call to review our fourth quarter and full year 2004 results. I am Mary Twinem, Chief Financial Officer and Executive Vice President; and joining me today is Sally Smith, our CEO and President. By now everyone should have access to our fourth quarter earnings release that went out today after the market close. If you have not received the release, it is available on the investor relations portion of our web site at www.buffalowildwings.com.

On today’s call, we intend to cover several areas. First, Sally will provide an overview of the fourth quarter and full year 2004. Second, I will provide further detail on our recent financial performance, comment on first quarter guidance and discuss the outlook for the full year of 2005. Finally, Sally will talk about some initiatives we are planning for this year. We will then be happy to answer questions. With that, I will turn things over to Sally.

Sally Smith - Buffalo Wild Wings, Inc. - CEO and President

Thanks Mary. As you can see from our release this afternoon, Buffalo Wild Wings reported another successful quarter and we are very pleased with our 2004 performance. For the fourth quarter ended December 26, 2004, our total revenues increased 32.2%, as we experienced a 32.5% increase in company-owned restaurant sales and a 29.4% increase in franchise royalties and fees. These increases are in line with our most recent guidance.

For the fourth quarter, we delivered earnings per diluted share of $0.30, which includes a stock-based compensation expense of $0.04 per diluted share. In the fourth quarter 2003, during which time we did not have stock-based compensation expense, we delivered earnings per diluted share of $0.18. Fourth quarter 2004 results were above the high-end of our recently revised $0.25 to $0.28 guidance, and substantially above our original guidance.

We attribute our better-than-expected performance to four factors. First, same store sales at company-owned restaurants were higher than anticipated, achieving 7.6% in the fourth quarter. Second, fresh chicken wing prices, which we expected to average $1.40 per pound, dipped unexpectedly in November to an average of $1.30 per pound. Third, insurance expense for the Company’s self-insured programs during the quarter was roughly $80,000 less than expected. Finally, due to a reduction in state income tax contingency reserves, our effective rate was reduced from 39% to 36% for the year; contributing $0.04 to the bottom line in the fourth quarter.

During the fourth quarter, we opened 6 new company-owned restaurants, which included 2 new restaurants in Atlanta, 2 in Dallas and one each in Denver and North Carolina. Our franchisees opened 14 new restaurants across the country, entering into Delaware for the first time and

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continuing development in Chicago, Texas, Michigan and Indiana. At the end of the period, we had 306 restaurants in 31 states, of which 103 were company-owned and 203 were franchised.

We continue to achieve same store sales above industry averages. For the fourth quarter, same store sales were 7.6% for company-owned restaurants and 3.7% for franchised restaurants, comping over 8.5% and 10.7% results, respectively, in the fourth quarter of 2003. Our Company results exceeded even our most optimistic expectations and our franchise results were in-line with expectations. In addition to the menu price increases implemented in 2004, we benefited from solid brand marketing and effective promotion of our new menu. The difference between company-owned and franchised same store sales performance is a combination of the timing of menu price increases, the franchisees comping over 2% higher same store sales in 2003, and our focus on increasing the average unit volumes in company-owned restaurants. To a lesser extent, winter storms in December in Ohio and Indiana also played a part in reducing sales at franchised restaurants.

The enhanced menu, implemented in September, continues to be received enthusiastically by our guests, and we have witnessed some of the newer items emerge as popular offerings, including our popcorn shrimp, the ultimate nachos and the buffalo ranch chicken sandwich. In October, we promoted popcorn shrimp through TV, radio and in-store materials. In November, we rolled out our holiday campaign with a focus on gift cards, sauce bottles and Party Platters. This campaign was supported by our TV commercial, titled “Heaven,” which was designed to educate new guests about the Buffalo Wild Wings® experience. Our gift cards continue to grow in popularity, with a 26% increase in sales per company-owned restaurant. We expect gift card redemption to drive guest traffic in the first quarter of 2005. Also in the fourth quarter we began working with a national advertising agency, WestWayne, based in Atlanta. We are excited about this new partnership and believe WestWayne has the resources and experience to support our system as we grow our brand nationwide.

The fourth quarter is historically strong for us with sporting events, as it includes the World Series, and college and NFL football. We easily absorbed any softness related to the NHL lockout and do not foresee the suspension of the NHL hockey season as significantly impacting our business in 2005.

During the fourth quarter, we continued to build strong teams in the company-owned restaurants, focused on quality operations and providing exceptional service to our guests.

As you probably know, our focus for company-owned restaurant development in 2004 was in the Dallas and Denver markets. We are pleased with the performance of our company-owned restaurants in these markets, with sales in the first year of operation exceeding our company-owned restaurant average unit volume. We also opened company-owned restaurants in the Atlanta market. To date, we are not pleased with the results in the Atlanta market, as they have been mixed, but we look forward to improving our performance, particularly with the knowledge and expertise of our new advertising agency based in Atlanta.

With that, I’ll turn it back to Mary.

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Mary Twinem - Buffalo Wild Wings, Inc. - CFO and EVP

Thank you, Sally. Total revenue in the fourth quarter increased 32.2% to $48.5 million versus $36.7 million in the fourth quarter of 2003. As Sally mentioned, this revenue exceeded our preliminary guidance of $47.5 million. Company-owned restaurant sales were $43.1 million, compared to $32.5 million in the same period last year, which represents growth of 32.5%. This results from solid same store sales performance of 7.6% for the fourth quarter, as well as an additional 19 company-owned restaurants in operation at the end of 2004 versus the prior year.

Our royalty and franchise fee revenue for the quarter increased 29.4% to $5.4 million versus $4.2 million in the prior year. Franchised restaurants experienced 3.7% in same store sales growth for the quarter and 42 more franchised restaurants at the end of the period versus a year ago.

Average weekly sales volumes for company-owned restaurants were $33,038 for the fourth quarter of 2004 compared to $31,171 for the same quarter last year. In addition, our franchised restaurants averaged $40,926 for the fourth quarter versus $39,014 in the fourth quarter a year ago. Both franchised and company-owned restaurants showed positive growth over the prior year and experienced higher unit volumes. The annualized average unit volume for company-owned restaurants was $1.65 million, up 9.6% from 2003. Franchised average unit volumes exceeded $2 million.

In terms of analyzing restaurant operating costs for the fourth quarter, my discussion will focus on the changes in cost as a percentage of company-owned restaurant sales.

Cost of sales for the fourth quarter was 32.4%, only 10 basis points higher than in 2003. Fresh chicken wings averaged $1.30 during the quarter, only 7% higher than the prior year, as we lap the increase in chicken wing prices that began in fourth quarter of 2003. The combination of our current menu prices for wings and increasing our wing Tuesday promotion pricing from $0.30 to $0.35, actually provided better margins than we experienced last year with slightly lower wing costs.

The cost of labor for the fourth quarter was 29.2% of restaurant sales, compared to 28.1% in 2003, a 111 basis point difference. Staffing trends in mature stores were better than the prior year, but were offset by a tripling of our workers’ compensation rates under the state-run insurance program for our 21 Ohio stores. In addition, labor trends for the company-owned restaurants opened during 2004 remain high.

Restaurant operating expenses were 14.8% in the fourth quarter, 0.6% lower than last year, primarily due to lower insurance costs and lower sports programming and local store marketing expense during the fourth quarter, offset by higher credit and gift card processing costs.

Occupancy expense rose to 7.3% of restaurant sales for the fourth quarter, which was up 80 basis points from a year ago, a reflection of the higher lease expense at our new company-owned restaurants.

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Company-owned restaurant level cash flow, which is calculated before depreciation and pre-opening expenses, was $7 million or 16.2% of sales, versus $5.8 million or 17.9% last year, the decline primarily due to higher labor and occupancy costs offsetting the leveraging of restaurant operating expenses.

General and administrative expenses increased to $5.7 million from $4.8 million in the fourth quarter last year, but declined 140 basis points to 11.8% of sales compared to 13.2% last year, even with $491,000 of stock-based compensation related to the restricted stock program that was adopted in the current year. For the full year, general and administrative expenses, which included $909,000 of stock-based compensation expense, were leveraged to 11.3% of revenue, down from 13.4%.

Pre-opening expenses for company-owned restaurants were $463,000 versus $576,000 last year, due to opening 6 company-owned restaurants in the fourth quarter of 2004, versus 7 openings in the fourth quarter of 2003.

In December of 2004 and January of 2005, we were able to favorably resolve some prior year state income tax matters, and in finalizing our income tax provision, we found it necessary to reduce our effective income tax rate. This impacted the tax rate for the fourth quarter, reducing it from 39% to 30%. The full year tax rate ended up being about 36% compared to 39% in 2003. We believe that a lower tax rate will hold in 2005, and our current thoughts are that the rate for the year will be between 37% and 38%.

To summarize, our fourth quarter net earnings were $2.6 million compared to $1.2 million last year, a 109% increase. Fourth quarter earnings per diluted share equaled $0.30 on 8.6 million shares, compared to $0.18 on 5.5 million shares in the prior year. Comparisons to the prior year’s fourth quarter net earnings and earnings per diluted share are difficult due to the dividend accretion on preferred stock that was recorded in the fourth quarter last year, the additional shares issued in connection with our initial public offering in November 2003 and the debt extinguishment expense that was incurred in repaying the debt in December 2003. I encourage you to carefully review the income statement in the press release to fully understand the year-over-year comparison. We will be filing our 10-K in early March and encourage you to read it for a more complete analysis of our 2004 results.

Our balance sheet remains strong. As of December 26th, our cash and marketable securities balance was more than $49 million, and we have no debt. We ended the year with $86 million in stockholders’ equity, up from $75 million at the end of December 2003. Cash flow from operations was $20 million, and we spent $23 million on capital expenditures, the majority for new company-owned restaurant development.

During 2005, we expect that capital expenditures will total $23 to $24 million, with an estimated average cash investment of $1 million for new company-owned restaurants and the remaining amount of capital expenditures for remodels and corporate projects. Our development of company-owned restaurants in 2005 will be a fairly equal mix of pad sites and endcap locations.

Moving on to current trends and the outlook for 2005.

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Same store sales have remained strong in January and we are expecting company-owned restaurants to trend at 4% to 5% and franchised restaurants at 2% to 3% in the first quarter. For the last three weeks, chicken wings have held at $1.53 per pound, nearly equal to last year. In three of the last five years, wing prices have trended up towards the end of the first quarter, increasing between three and ten cents, therefore we are projecting wing prices to average $1.52 per pound in the first quarter. Based on these assumptions, along with estimated stock-based compensation expense of $550,000 or $0.04 per diluted share, we would anticipate earnings per diluted share to range from $0.24 to $0.26 on 8.7 million shares.

When comparing the prior year’s results, please be reminded that there was no stock-based compensation in the first quarter of 2004. Also in 2004, there were one-time benefits from lower convention expenses and higher vendor allowances based on volume. On the other hand, we are anticipating a lower effective tax rate of 37.5% in the first quarter of 2005 versus a 39% rate last year.

For the full year, we would expect total revenue to approximate $215 to $220 million, based on estimated same store sales increases of 4% to 5% at company-owned restaurants and 2% to 3% at franchised units, and the opening of 19 to 21 new company-owned restaurants and 45 to 50 new franchised restaurants.

We have shared that we expect our top line growth to be about 25%, so now I’ll walk you through the expense lines of the income statement and share my thoughts for the year. Cost of sales is the big unknown, since it has varied from 32.4% to 35% quarter to quarter in 2004 mostly due to the price fluctuation in chicken wings. An assumption on the average price of chicken wings, which is a commodity that in recent years is unpredictable in both timing and velocity of price changes. Any assumption that we would make today likely would be inaccurate. Other commodities, year over year, are not expected to cause much of a change in our cost of sales.

Operations is focused on holding labor and operating costs in check, and therefore we would expect to run labor and operating costs similar to last year.

Occupancy costs and depreciation are inching up slightly as a percentage of revenue, and in reviewing the trends from the last several quarters, we expect both of the costs as a percentage of revenue to move up 10 to 20 basis points.

We are focused on controlling the growth of general and administrative expenses. In looking forward to the full year 2005, the increase in stock-based compensation may be significant. For instance, if the stock price were to remain at yesterday’s closing price of about $37 per share and the Company meets its performance targets, stock-based compensation expense for the year will be approximately $2 million. This amount compares to a total expense of $909,000 in 2004. With that said, leveraging overall general and administrative expenses as a percentage of revenue is still possible, but expected to be slight.

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Preopening costs are anticipated to run about $80,000 to $90,000 for each new company-owned restaurant, and the timing of openings, which will be back-weighted to the second half of 2005, will affect the quarterly expense amount.

Restaurant closures and impairments have ranged from $300,000 to $900,000 in the last four years, and although we hope that all 100 plus company-owned restaurants will operate efficiently, history has shown that trade areas shift or store expectations are not met, and writedowns or closures of restaurants do occur.

Looking at other income, we will continue to invest excess cash, and don’t anticipate much change in this line.

Income taxes for the year, as we already mentioned, are expected to trend between 37% and 38% and weighted average diluted shares currently calculated to 8.7 million, with no big change expected. I’ll remind everyone that $87,000, which is a rounding error for most companies, equals a penny in earnings per diluted share for us and earnings round up or down a penny on roughly $40,000. As we move through 2005 we will update our outlook for the year according to new trends.

Now I’ll turn it back to Sally.

Sally Smith - Buffalo Wild Wings, Inc. - CEO and President

Thank you, Mary. As I mentioned earlier, we are pleased with our performance in 2004 and look forward to continuing to promote Buffalo Wild Wings as the place to go for great food, a lively atmosphere and terrific service. It is our mission to continue to focus our efforts on strategically opening new restaurants in new markets as well as markets where we are already a popular destination with our guests. We will continue to be passionate about managing our top and bottom-line growth, providing top-notch service, and creating new opportunities to expand and promote our brand. Our plans for 2005 include the following:

Expansion of our restaurant base in 2005 by 20% to 25%, with 19 to 21 new company-owned and 45 to 50 new franchised restaurants. For company-owned restaurants we will continue to open restaurants in Dallas, Denver, and Minneapolis, as well as several markets in North Carolina. We also have targeted opening our first company-owned restaurant in Chicago in early 2006, sharing the market with several franchisees.

On a franchise development basis, franchisees will continue their expansion in Arizona, Florida, Illinois, Michigan and Texas, and will enter markets in Arkansas, California and Maryland. We also look forward to opening our first franchised location in New York sometime in 2006, which I am sure many on this call will be especially pleased to hear. As we have stated before, we are committed to building a national presence of more than 1,000 restaurants. In fact, as of today, we have already signed contracts for 165 new franchised restaurants over the next 5 years, which brings us even closer to realizing this goal.

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At the restaurant level, we will continue our focus on increasing average unit volumes, with the goal of bridging the gap between company-owned and franchised restaurants. By placing an emphasis on new products, continuing to listen to our current and potential guests, and providing excellence in operations and hospitality, we believe we will drive new traffic and keep our current guests coming back to the restaurants.

We will continue our focus on hospitality and service initiatives, which we believe will contribute to improved guest satisfaction as well as increasing average unit volumes. We are rolling out updated training materials at both our company and franchise conferences in February to teach our flexible or “WOW” service style, and will be retraining employees at company-owned restaurants in the first half of 2005.

We will concentrate on reducing costs of good sold. While wing prices have been difficult to leverage, we believe there are other areas within this expense category where we can better control costs, such as implementing better inventory controls in the bar area.

Advertising expenditures will be higher in the first half of 2005 compared to 2004 as we are facing higher sales comparisons in the first and second quarters (11% and 12%, respectively).

We are committed to strong new restaurant openings, and have developed business plans specific for each new company-owned restaurant opening, detailing staffing, training and local store marketing, with weekly sales goals.

With another year behind us, we have once again demonstrated that Buffalo Wild Wings is the ideal destination for cravable food, attentive service, and of course, good times to share with family and friends.

In closing, I would like to applaud the efforts of the entire Buffalo Wild Wings team, including our franchisees and their employees, for making 2004 so great. We will continue to drive for operational excellence, supported by a team dedicated to growing Buffalo Wild Wings into a nationally recognized brand.

We truly look forward to a successful 2005. And with that, we will open the line to questions.

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Exhibit - Reconciliation of any Non-GAAP Financial Measures Contained in the Script.

	4th Qtr. 2003	4th Qtr. 2004
Restaurant Sales	$32,528	43,104

Less:

Cost of Sales	10,507	13,983
Labor	9,112	12,596
Operating	4,989	6,375
Occupancy	2,111	3,159

Restaurant Cash Flow	$5,809	6,991

Dollar amounts in thousands

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